Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828 kentringer@caseycomm.com

October 23, 2015

Ralph Clermont Joins Board of Directors of

Cass Information Systems, Inc. (NASDAQ: CASS)

ST. LOUIS – Ralph Clermont has been appointed to the board of directors of Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, energy, telecom and waste invoice payment and information services.

After joining KPMG LLP in 1969, Clermont retired in 2008 as managing partner of its St. Louis office where he led the firm’s Midwest financial services practice and managed the audits of numerous banking organizations. Since retiring, he has been a consultant to various institutions on strategic planning, risk management and corporate governance.

Clermont is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Missouri Society of Certified Public Accountants.

He earned his bachelor’s degree in accounting from Saint Louis University.

“Ralph’s clear understanding of the complex financial and accounting issues that face multi-faceted organizations such as Cass make him a welcome addition to our board,” said Eric Brunngraber, Cass chairman of the board and chief executive officer.

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing $38 billion annually on behalf of clients, and with total assets of $1.5 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

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